UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2006

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of	(Commission File Number)	(I.R.S Employer Identification No.)
incorporation)

7068 Koll Center Parkway, Suite 401, Pleasanton, California		94566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2006, Lipid Sciences, Inc. (the “Company”) entered into a Collaborative Research & License Agreement with Elanco Animal Health, a division of Eli Lilly and Company (“Elanco”), to develop one or more immunological products for animal health applications beginning with a vaccine directed against certain lipid-enveloped organisms.

Under the agreement, the Company granted to Elanco a worldwide exclusive license to research, develop, manufacture, and sell certain immunological products for animal health, which will be developed using the Company’s delipidation immunological technology.  In exchange for the license, subject to completion of Elanco’s due diligence and sales of products meeting various thresholds, the Company may receive a technology access fee, milestone payments and royalties.  Elanco will also pay for all the associated research and development expenses for each targeted product.

A copy of the press release issued by the Company disclosing the entering into the Collaborative Research & License Agreement is attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1

Press release entitled “Lipid Sciences, Inc. Enters Into Collaborative Research and License Agreement with Elanco Animal Health Division of Eli Lilly and Company for Development of Animal Health Products.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: November 8, 2006	By:	/s/ Sandra Gardiner
Sandra Gardiner
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1

Press release entitled “Lipid Sciences, Inc. Enters Into Collaborative Research and License Agreement with Elanco Animal Health Division of Eli Lilly and Company for Development of Animal Health Products.”